MuniYield California Insured Fund, Inc.
File Number: 811-6692
CIK Number: 888410
For the Period Ending: 10/31/2003

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/01/2003	$2,200	Ca Hsg Resdl	1.28%	02/01/2033
05/02/2003	2,100	Ca Hsg Resdl	1.27	02/01/2033